Exhibit 99.1

SOUTHERN COPPER CORPORATION

11811 N. Tatum Blvd., Suite 2500, Phoenix, AZ 85028, U.S.A.
Phone: (602) 494-5328 - Fax: (602) 494-5317

FOR IMMEDIATE RELEASE

Investor Relations (602) 494-5328

Southern Copper Corporation Reports

First Quarter 2007 Results

Phoenix, April 26, 2007- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2007 FIRST QUARTER HIGHLIGHTS

•                  First quarter 2007 net sales increased by $237.0 million when compared to the first quarter of 2006 and amounted to $1,358.3 million, an increase of 21.1%.

•                  EBITDA during the first quarter of 2007 rose by $193.2 million to $878.0 million and was equivalent to 64.6% of sales, compared to an EBITDA of $684.8 million, equivalent to 61.1% of sales, in the first quarter of 2006.

•                  First quarter 2007 net income increased to $563.5 million from $421.6 million in the first quarter of 2006, an increase of 33.7% and amounted to $1.914 per fully diluted share, compared to $1.432 per fully diluted share for the first quarter of 2006, due principally to higher copper prices.

•                  Copper production in the first quarter of 2007 increased by more than 6% compared to first quarter of 2006 while at the same time we successfully contained operating cost pressures.

•                  Capital expenditures, including exploration expense amounted to $91.4 million during the first quarter of 2007, a 38.1% decrease compared to the first quarter of 2006, due principally to the completion of the Ilo smelter modernization in January 2007.

•                  On April 26, 2007 the Board of Directors authorized a dividend of $1.50 per share to be paid on June 1, 2007 to shareholders of record as of May 16, 2007.

•                  The LME and COMEX copper price averaged $2.69 and $2.70 per pound in the 2007 first quarter, respectively, compared to $2.24 and $ 2.25 in the first quarter of 2006.   Metals Week dealer oxide molybdenum price for the first quarter of 2007 averaged $25.81 per pound, compared to $22.25 per pound in the first quarter of 2006.

•                  After giving effect to first quarter 2007 capital and exploration spending of $91.4 million and dividend distribution of $500.6 million, net debt (debt minus cash) remained practically the same at the end of March 2007 and amounted to $259.3 million compared to $225.3 million at the end of 2006.  At the same time stockholders’ equity in the first quarter of 2007 increased by 1.3% and amounted to $3.7 billion as of March 31, 2007, and increased by 17.5% over the last twelve months.

•                  During April 2007, we entered into copper collar contracts to protect 8.4 million pounds per month, for each of the months June 2007 through December 2007 at zero collar cost, with a floor price of $3.18 per pound and a ceiling price of $4.04 per pound.

SUMMARY FINANCIAL TABLE

	First Quarter
	2007	2006	Var.	%
	(in millions, except per share amounts and %s)
Copper sold - pounds	366.5	334.0	32.5	9.7%

Net Sales	$1,358.3	$1,121.3	$237.0	21.1%
Cost of Sales	466.6	406.9	59.7	14.7%
Operating Income	787.4	632.7	154.7	24.5%
EBITDA GAAP (1)	878.0	684.8	193.2	28.2%
EBITDA Margin	64.6%	61.1%	3.5%	5.7%
Net earnings	563.5	421.6	141.9	33.7%
Earnings per share	1.914	1.432	0.482	33.7%
Capital expenditures	$85.0	$143.1	$(58.1)	(40.6)%

(1)             Reconciliation of net earnings to EBITDA GAAP

	First Quarter
	2007	2006
Net earnings	$563.5	$421.6
Add:
Minority interest	1.6	1.7
Income taxes	235.9	199.9
Interest expense	29.8	22.9
Depreciation, amortization and depletion	74.1	53.1
Less:
Interest income	(21.9)	(9.3)
Capitalized interest	(5.0)	(5.1)
EBITDA	$878.0	$684.8

OTHER INFORMATION

	First Quarter
	2007	2006	Var.	%
	(in millions, except per share amounts and %s)
Total debt at end of period	$1,528.2	$1,172.1	$356.1	30.4%
Total debt to capitalization ratio	29.1%	27.0%	2.1%	7.8%
Total cash and marketable securities at end of period	$1,268.9	$775.6	$493.3	63.6%
Net debt (debt minus cash)	$259.3	$396.5	$(137.2)	(34.6)%
Production data:
Copper mined (lbs)	378.4	353.9	24.5	6.9%
Molybdenum mined (lbs)	8.1	7.6	0.5	6.6%
Silver mined (oz)	4.5	4.2	0.3	7.1%
Zinc mined (lbs)	71.3	76.3	(5.0)	(6.6)%

Southern Copper Corporation, reports net earnings of $563.5 million, or diluted earnings per share of $1.914, for the first quarter of 2007 compared with $421.6 million, or diluted earnings per share of $1.432, for the first quarter of 2006.

Net sales were $1,358.3 million in the first quarter of 2007 compared with $1,121.3 million in the first quarter of 2006, an increase of 21.1%.   The average prices for all our metals were higher in the first quarter of 2007 than the comparable period of 2006. See price chart on page 6.

Mine copper production amounted to 378.4 million pounds in the first quarter of 2007, an increase of 6.9% compared with the first quarter of 2006.  This increase of 24.5 million pounds included 14.6 million pounds from the Mexican open pit operations, 8.5 million pounds from the Peruvian open pit mines and 1.4 million pounds from the Mexican underground mines.

The increase of 14.6 million pounds in production from the Mexican open-pit mines included 9.1 million pounds from the La Caridad mine and 5.5 million pounds from the Cananea mine.  The increase at La Caridad was from an increase in throughput and an increase in mill recovery. This increase was reduced somewhat by a decrease in ore grade. The 2006 production was reduced by an illegal work stoppage, which began in the first quarter of 2006 and lasted into the third quarter. The increase of 5.5 million pounds at the Cananea mine was the result of higher ore grades and higher PLS grades.  The increased production at the Peruvian mines came from the Cuajone mine, which increased by 9.9 million pounds, and was the result of higher ore grades in the 2007 period. Production at Toquepala, the other Peruvian mine, decreased by 1.7 million pounds primarily due to lower mill recoveries as a result of treating ore with higher oxide content.  Additionally, Peruvian SX/EW production increased by 0.3 million pounds due to higher PLS grades.  The increase of 1.4 million pounds at the Mexican underground mines was due principally to an increase of 1.0 million pounds at the San Martin mine.  In the first quarter of 2006, production at the San Martin mine was reduced due to an illegal work stoppage.

Molybdenum production increased to 8.1 million pounds in the first quarter of 2007 from 7.6 million pounds in the first quarter of 2006.  This 6.6% increase in production was the result of an increase of 1.8 million pounds in the Mexican production, due to higher ore grades at the La Caridad mine net of a decrease of 1.3 million pounds in the Peruvian operations due to lower grade and recovery at the Toquepala mine.

Mine zinc production decreased 5.0 million pounds in the first quarter of 2007 to 71.3 million pounds compared with 76.3 million the first quarter of 2006. This 6.6% decrease in production was due to lower average ore grades and recovery.

Commenting on the Company’s results, for the first quarter of 2007, Mr. German Larrea, Chairman of SCC said, “Earnings for the first quarter of 2007 amounted to $563.5 million, an increase of $141.9 million over the first quarter of 2006 and is attributable to the continued robust prices for most of our metals and to an increase of more than 6% in copper production.  We have continued to focus on cost containment and expect 2007 to be another rewarding year for the Company.

Oscar Gonzalez Rocha, Executive President and CEO, reported on the Company’s modernization program, the Ilo smelter modernization project was completed on January 31, 2007.  While the environmental aspects of the smelter are operating as required, we have encountered some delays in getting the smelter to full capacity and as a consequence we have been selling some concentrates.  As of March 31, 2007, smelter production reached 80% of capacity and we anticipate reaching full capacity in the second quarter of 2007.  With the completion of this project we have fulfilled our total obligation under the Environmental Compliance and Management Program (PAMA).  Investment for all steps of the PAMA was over $600 million.

Additionally, the Company’s crushing and conveying project at the Toquepala mine is in full production.  The primary crusher and associated overland conveying system are fully operational; construction of the operating ramp had placed 41.8 millions tons of material and will be completed in the second quarter of 2007.  The project is 99.8% complete.  We will construct a new SX/EW plant at the Cananea mine with a 33,000 mtpy capacity.   Proposals for an engineering, procurement and construction management contract have been received and are being analyzed.  In conjunction with this project, the Company is developing a crushing and conveying system project with a 15 million mtpy capacity.

Xavier Garcia de Quevedo, Executive President and COO, reported on the expansion projects at the Cananea mine, the concentrator expansion is under a technical and economic evaluation.  The expanded concentrator would have an additional milling capacity of 35,000 tons per year and would begin production in the year 2009.  In parallel, due to improving molybdenum grades, the Company also plans to build a molybdenum plant to produce concentrates with approximately 4,000 tons of molybdenum content.

Additionally, Mr. German Larrea commented on the Company’s exploration activities. In particular he referred to the pre-feasibility study at Los Chancas, a copper-molybdenum property in southern Peru that is in progress and is expected to be completed in the second quarter of 2007.  Additionally, we have contracted a consulting firm to prepare a feasibility study for Tia Maria, a copper oxide deposit in the department of Arequipa, Peru.  This study should be completed by the third quarter of 2007 in order to develop this project.

	LME	COMEX
Metals Price	Copper	Copper	Zinc	Silver	Gold	Molybdenum
Average	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2007	2.69	2.70	1.57	13.29	650.27	25.81
1Q 2006	2.24	2.25	1.02	9.70	553.98	22.25
Var. 1Q-07 vs. 1Q-06	20.1%	20.0%	53.9%	37.0%	17.4%	16.0%
Average 2006	3.05	3.09	1.49	11.54	604.34	24.38

Source: Silver — COMEX; Gold and Zinc — LME; Molybdenum — Metals Week Dealer Oxide.

Metal Production and Sales

	Three Months Ended March 31,
	2007	2006	%

Copper (000s pounds)
Mined	378,400	353,900	6.9%
Smelted	241,600	321,100	(24.8)%
Refined	248,800	338,900	(26.6)%
Rod	59,100	69,100	(14.5)%
Sales	366,500	334,000	9.7%

Silver (000s ounces)
Mined	4,500	4,200	7.1%
Refined	2,700	3,200	(15.6)%
Sales	4,400	4,800	(8.3)%

Molybdenum (000s pounds)
Mined	8,100	7,600	6.6%
Sales	8,000	7,300	(9.6)%

Zinc (000s pounds)
Mined	71,300	76,300	(6.6)%
Refined	47,000	10,100	365.3%
Sales	65,600	79,700	(17.7)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2007	2006	VAR %
	(in thousands, except for per share amounts)

Net sales:	$1,358,337	$1,121,291	21.1%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	466,645	406,944	14.7%
Selling, general and administrative	23,799	24,016	(0.9)%
Depreciation, amortization and depletion	74,098	53,103	39.5%
Exploration	6,418	4,573	40.3%
Total operating costs and expenses	570,960	488,636	16.8%

Operating income	787,377	632,655	24.5%

Interest expense	(29,806)	(22,907)	30.1%
Capitalized interest	4,966	5,095	(2.5)%
Gain on derivative instruments	1,507	—	—
Other income (expense)	14,979	(978)	(1,631.6)%
Interest income	21,928	9,305	135.7%

Earnings before income taxes and minority interest	800,951	623,170	28.5%

Income taxes	235,902	199,872	18.0%
Minority interest	1,591	1,723	(7.7)%

Net earnings	$563,458	$421,575	33.7%

Per common share amounts:
Net earnings—basic and diluted	$1.914	$1.432	33.7%
Dividends paid	$1.700	$1.375	23.6%

Weighted average shares outstanding (Basic and diluted)	294,461	294,456

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2007	2006	2006
	(In thousands)
ASSETS
Current assets:
Cash and marketable securities	$1,268,850	$1,302,778	$775,627
Accounts receivable	502,701	606,426	359,790
Inventories	456,636	413,652	436,148
Prepaid taxes and other assets	107,215	120,021	67,544
Total current assets	2,335,402	2,442,877	1,639,109

Property, net	3,555,408	3,538,295	3,414,357
Leachable material, net	240,968	231,516	199,612
Intangible assets, net	117,542	118,107	120,157
Other assets, net	34,133	45,619	42,369
Total assets	$6,283,453	$6,376,414	$5,415,604

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$10,000
Accounts payable	278,462	271,064	210,180
Income taxes	164,203	226,047	322,875
Due to affiliates	4,552	3,581	7,378
Deferred income taxes	—	—	8,369
Accrued workers’ participation	232,639	299,892	138,541
Interest	21,894	37,140	4,681
Other accrued liabilities	15,450	11,847	82,034
Total current liabilities	727,200	859,571	784,058

Long-term debt	1,518,172	1,518,111	1,162,135
Deferred income taxes	180,108	194,759	181,267
Other liabilities	116,642	111,196	101,980
Asset retirement obligation	12,424	12,183	11,461
Total non-current liabilities	1,827,346	1,836,249	1,456,843

Commitments and contingencies

Minority interest	13,796	13,989	11,516

STOCKHOLDERS’ EQUITY
Common stock	665,203	678,630	690,808
Accumulated comprehensive income	3,049,908	2,987,975	2,472,379
Total stockholders’ equity	3,715,111	3,666,605	3,163,187
Total liabilities, minority interest and stockholders’ equity	$6,283,453	$6,376,414	$5,415,604

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2007	2006

OPERATING ACTIVITIES
Net earnings	$563,458	$421,575
Depreciation, amortization and depletion	74,098	53,103
Capitalized leachable material	(20,461)	—
Minority interest	1,591	1,723
Cash provided from (used for) operating assets and liabilities	(85,030)	(58,958)
Other, net	14,941	20,214
Net cash provided from operating activities	548,597	437,657

INVESTING ACTIVITIES
Capital expenditures	(85,030)	(143,117)
Other, net	1,171	(1,811)
Net cash used for investing activities	(83,859)	(144,928)

FINANCING ACTIVITIES
Dividends paid	(500,584)	(404,877)
Distributions to minority interest	(1,759)	(2,985)
Other	61	658
Net cash used for financing activities	(502,282)	(407,204)

Effect of exchange rate changes on cash and marketable securities	3,616	14,099

Decrease in cash and marketable securities	(33,928)	$(100,376)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the largest copper reserves of any listed company in the world.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities and we conduct exploration activities in Peru, Mexico and Chile.

Conference call

The Company’s first quarter earnings conference call and web cast presentation will be held on Monday, April 30, 2007 beginning at 11:30 hrs. (EST — New York) (10:30hrs Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S. 832-445-1647 outside the U.S.
Conference ID:	5162436
Leader:	J. Eduardo Gonzalez, Chief Financial Officer
Conference call name:	“Southern Copper First Quarter 2007 Results”

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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.